DCAP Group Announces  Completion of Private Placement
Proceeds Applied to the Acquisition of Barry Scott Companies; 20 Stores Added to DCAP's Storefront Insurance Agency Network

     HEWLETT,  N.Y.--(BUSINESS  WIRE)--Sept.  3, 2002--DCAP  Group, Inc. (OTCBB:
DCAP), the largest chain of independent storefront insurance agencies in the northeast United States, today announced that it has completed a private placement of one million common shares of DCAP for $500,000, or $0.50 per share.

     The proceeds will be primarily used for working capital purposes and in connection with DCAP's contemplated expansion into new regional markets, including DCAP's concurrent acquisition of Barry Scott Companies Inc. from The Progressive Corporation (NYSE: PGR). Barry Scott Companies has 20 store locations primarily in the upstate New York region.

     The common shares sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

    About DCAP Group

     DCAP Group, Inc. is the largest chain of independent storefront insurance agencies in the Northeast. DCAP is focused on building the business into a community-based, one-stop financial services center. The Company offers several services to its retail customers at the most competitive rates with a complete portfolio of insurance and related products and services, including premium financing and roadside assistance programs. DCAP currently provides car, motorcycle, homeowner, business and life insurance products from a number of major carriers. The Company also offers tax return preparation services. The Company has 77 locations throughout the Northeast. More information can be located at the Company's Web site at www.dcapinsurance.com.

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download  a  complete  Digital   Investor  Kit(TM)   including  press  releases,
regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.

    Forward Looking Statements

     Statements in this press release, other than purely historical information, including the comments regarding the Company's future plans and objectives and expected operating results, and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to all of the risks and uncertainties incident to the Company's business that are described in the reports and statements filed by the Company with the Securities and Exchange Commission, including (among others) those listed in the Company's Form 10-KSB.


    CONTACT: DCAP Group, Inc., Hewlett
             Barry Goldstein, 516/374-7600
              or
             KCSA, New York
             George Medici, 212/896-1291
             gmedici@kcsa.com
             Michael Cimini, 212/896-1233
             mcimini@kcsa.com